March 2009

Pricing Sheet dated March 24, 2009 relating to
Preliminary Pricing Supplement No. 44 dated February 23, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Protected Absolute Return Barrier Notes due March 31, 2011
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate
PRICING TERMS – MARCH 24, 2009
Issuer:	Morgan Stanley
Aggregate principal amount:	$2,406,000
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Pricing date:	March 24, 2009
Original issue date:	March 31, 2009 (5 business days after the pricing date)
Maturity date:	March 31, 2011
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪	If at all times during the observation period the exchange rate is within the exchange rate range: $1,000 times the absolute exchange rate return times the participation rate
	▪	If at any time on any day during the observation period the exchange rate is outside the exchange rate range: $0

For the purposes of determining whether or not the exchange rate has remained within the exchange rate range at all times during the observation period, the exchange rate will be determined by reference to the rates displayed on Bloomberg Page “EUR CRNCY GIP”, which displays the high and low exchange rates for each day.

Observation period:	The period from 11:00 a.m. (New York time) on the currency business day immediately following the pricing date to 11:00 a.m. (New York time) on the valuation date
Exchange rate range:	Any exchange rate that is:
▪ Greater than or equal to 1.01426, which is 75% of the initial exchange rate; and
▪ Less than or equal to 1.69044, which is 125% of the initial exchange rate
Absolute exchange rate return:	Absolute value of: (final exchange rate / initial exchange rate) – 1
Participation rate:	100%
Initial exchange rate:	1.35235, which is the exchange rate (expressed as the number of U.S. dollars per one Eurozone euro) as displayed on Reuters Page “WMRSPOT05” at 11:00 a.m. (New York time) on the pricing date
Final exchange rate:	The exchange rate (expressed as the number of U.S. dollars per one Eurozone euro) as displayed on Reuters Page “WMRSPOT05” at 11:00 a.m. (New York time) on the valuation date
Maximum potential return:	$1,250 per note (125% of the stated principal amount)
Valuation date:	March 22, 2011, subject to adjustment for non-currency business day
Interest:	None
CUSIP:	617482EL4
ISIN:	US617482EL41
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2%	98%
Total	$2,406,000	$48,120	$2,357,880

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 44 dated February 23, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.